Exhibit 3.14

Consolidated financial statements of
MTY Food Group Inc.
November 30, 2017 and 2016

Deloitte LLP La Tour Deloitte 1190 Avenue des Canadiens-de-Montréal Suite 500 Montréal QC H3B 0M7 Canada Tel: 514-393-7115 Fax: 514-390-4111 www.deloitte.ca

Independent Auditor’s Report

To the Shareholders of MTY Food Group Inc.

We have audited the accompanying consolidated financial statements of MTY Food Group Inc., which comprise the consolidated statements of financial position as at November 30, 2017 and November 30, 2016, and the income, comprehensive income, consolidated statements of changes in shareholders’ equity and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards (IFRS), and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of MTY Food Group Inc. as at November 30, 2017 and November 30, 2016, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS).

/ S / Deloitte LLP 1

February 15, 2018

1 CPA auditor, CA, public accountancy permit No. A110972

Member of Deloitte Touche Tohmatsu Limited

MTY Food Group Inc.
Consolidated statements of income
Years ended November 30, 2017 and November 30, 2016
(In thousands of Canadian dollars, except per share amounts)

	Notes	2017	2016
		$	$

Revenue	23 and 30	276,083	191,275

Expenses
Operating expenses	24 and 30	182,357	125,434
Depreciation – property, plant and equipment	11	2,724	2,065
Amortization – intangible assets	12	20,178	10,779
Interest on long-term debt		10,314	3,855
		215,573	142,133

Other income (charges)
Unrealized and realized foreign exchange gain		2,004	3,198
Interest income		439	287
Loss on revaluation of financial liabilities recorded at fair value through profit and loss	21	(409)	—
Other income	25	—	13,959
Impairment charge on intangible assets	12	(1,000)	—
Gain on disposal of property, plant and equipment and intangible assets		1,120	2,100
		2,154	19,544

Income before taxes		62,664	68,686

Income tax expense (recovery)	29
Current		9,685	13,930
Deferred		3,125	(111)
		12,810	13,819
Net income		49,854	54,867

Net income attributable to:
Owners		49,507	54,421
Non-controlling interests		347	446
		49,854	54,867

Earnings per share	20

Basic and diluted		2.32	2.73

The accompanying notes are an integral part of the consolidated financial statements.

MTY Food Group Inc.
Consolidated statements of comprehensive income
Years ended November 30, 2017 and November 30, 2016
(In thousands of Canadian dollars, except per share amounts)

	Notes	2017	2016
		$	$
Net income		49,854	54,867

Items that may be reclassified subsequently to profit or loss
Unrealized (loss) gain on translation of foreign operations		(17,307)	2,726
Deferred income tax recovery on foreign currency translation adjustments		1,547	—
Other comprehensive (loss) income		(15,760)	2,726
Total comprehensive income		34,094	57,593

Total comprehensive income attributable to:

Owners		33,747	57,147
Non-controlling interest		347	446
		34,094	57,593

The accompanying notes are an integral part of the consolidated financial statements.

MTY Food Group Inc.
Consolidated statements of changes in shareholders’ equity
Years ended November 30, 2017 and November 30, 2016
(In thousands of Canadian dollars, except per share amounts)

		Reserves
								Equity
								attributable
				Foreign				to non-
	Capital		Contributed	currency	Total	Retained		controlling
	stock	Other	surplus	translation	reserves	earnings	Total	interest	Total
	$	$	$	$	$	$	$	$	$
Balance as at November 30, 2015	19,792	—	481	(111)	370	146,492	166,654	2,555	169,209
Net income for the year ended November 30, 2016	—	—	—	—	—	54,421	54,421	446	54,867
Other comprehensive income	—	—	—	2,726	2,726	—	2,726	—	2,726
Acquisition of non-controlling interest in 9410198 Canada Inc. (note 5)	—	—	—	—	—	944	944	(2,194)	(1,250)
Dividends	—	—	—	—	—	(9,314)	(9,314)	(125)	(9,439)
Issuance of capital (note 18)	94,753	—	—	—	—	—	94,753	—	94,753
Balance as at November 30, 2016	114,545	—	481	2,615	3,096	192,543	310,184	682	310,866
Net income for the year ended November 30, 2017	—	—	—	—	—	49,507	49,507	347	49,854
Other comprehensive income (loss)	—	—	—	(15,760)	(15,760)	—	(15,760)	—	(15,760)
Acquisition of La Diperie (note 7)	—	—	—	—	—	—	—	615	615
Acquisition of non-controlling interest in 7687567 Canada Inc (note 5)	—	—	—	—	—	(26)	(26)	(4)	(30)
Acquisition of Steak Frites and Giorgio (note 7)	—	—	—	—	—	—	—	16	16
Acquisition of Houston and Industria (note 7)	—	—	—	—	—	—	—	63	63
Dividends	—	—	—	—	—	(9,832)	(9,832)	(17)	(9,849)
Option granted to minority interest 9974644 Canada Inc. (note 17)	—	(850)	—	—	(850)	—	(850)	—	(850)
Stock options (note 19)	—	—	401	—	401	—	401	—	401
Balance as at November 30, 2017	114,545	(850)	882	(13,145)	(13,113)	232,192	333,624	1,702	335,326

The following dividends were declared and paid by the Company:

	2017	2016
	$	$
$0.46 per common share (2016 - $0.46 per common share)	9,832	9,314
The accompanying notes are an integral part of the consolidated financial statements.

MTY Food Group Inc.
Consolidated statements of financial position
As at November 30, 2017 and November 30, 2016
(In thousands of Canadian dollars, except per share amounts)

	Notes	2017	2016
		$	$
Assets
Current assets
Cash		56,453	36,260
Accounts receivable	8	34,151	36,106
Inventories	9	3,281	3,298
Loans receivable	10	2,817	3,138
Income taxes receivable		1,408	—
Other assets		1,163	—
Prepaid expenses and deposits		5,461	7,900
		104,734	86,702

Loans receivable	10	3,109	4,866
Deferred income tax		351	—
Property, plant and equipment	11	13,081	14,087
Intangible assets	12	506,134	526,067
Goodwill	13	226,936	220,928
		854,345	852,650

Liabilities and Shareholders’ equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities		57,555	48,808
Provisions	15	75,331	79,550
Income taxes payable		19,273	20,793
Deferred revenue and deposits	16	20,844	18,080
Current portion of long-term debt	17	4,240	15,041
		177 243	182,272

Long-term debt	17	222,962	237,636
Deferred revenue and deposits	16	1,946	2,481
Deferred income taxes	29	116,868	119,395
		519,019	541,784

MTY Food Group Inc.
Consolidated statements of financial position (continued)
As at November 30, 2017 and November 30, 2016
(In thousands of Canadian dollars, except per share amounts)

	Notes	2017	2016
		$	$
Shareholders’ equity
Equity attributable to owners
Capital stock	18	114,545	114,545
Reserves		(13,113)	3,096
Retained earnings		232,192	192,543
		333,624	310,184

Equity attributable to non-controlling interest		1,702	682
		335,326	310,866
		854,345	852,650

The accompanying notes are an integral part of the consolidated financial statements.

Approved by the Board on February 15, 2018

, Director
, Director

MTY Food Group Inc.
Consolidated statements of cash flows
Years ended November 30, 2017 and November 30, 2016
(In thousands of Canadian dollars, except per share amounts)

	Notes	2017	2016
		$	$
Operating activities
Net income		49,854	54,867
Adjusting items:
Interest on long-term debt		10,314	3,855
Depreciation – property, plant and equipment		2,724	2,065
Amortization – intangible assets		20,178	10,779
Gain on disposal of property, plant and equipment and intangible assets		(1,120)	(2,100)
Impairment charge on intangible assets	12	1,000	—
Loss on revaluation of financial liabilities recorded at fair value through profit and loss		409	—
Unrealized foreign exchange gain		(960)	(4,675)
Realized gain on forward contracts	21 and 25	—	(7,980)
Realized gain on settlement of holdbacks	25	—	(2,335)
Realized gain on Taco Time contract termination upon acquisition of Kahala Brands Ltd.	25	—	(3,644)
Income tax expense		12,810	13,819
Deferred revenue and deposits		1,644	(118)
Share based payments		401	—
		97,254	64,533

Income tax refunds received		—	88
Income taxes paid		(10,385)	(11,164)
Interest paid		(7,646)	(2,775)
Changes in non-cash operating activities	31	10,027	1,048
Other	31	242	—
Cash flows provided by operating activities		89,492	51,730

Investing activities
Net cash outflow on acquisitions	7	(23,939)	(247,763)
Additions to property, plant and equipment	11	(2,815)	(2,789)
Additions to intangible assets	12	(453)	(692)
Acquisition of the non-controlling interest in 7687567 Canada Inc.	5	(30)	—
Acquisition of the non-controlling interest in 9410198 Canada Inc.	5	—	(1,250)
Realized gain on forward contracts		—	7,980
Proceeds on disposal of property, plant and equipment and intangible assets		3,758	3,971
Cash flows used in investing activities		(23,479)	(240,543)

MTY Food Group Inc.
Consolidated statements of cash flows (continued)
Years ended November 30, 2017 and November 30, 2016
(In thousands of Canadian dollars, except per share amounts)

	Notes	2017	2016
		$	$
Financing activities
Issuance of banker’s acceptance		—	21,200
Repayment of banker’s acceptance		—	(27,500)
Issuance of long-term debt		13,000	245,808
Repayment of long-term debt		(48,452)	(55,965)
Capitalized financing costs		(519)	(2,674)
Dividends paid to non-controlling shareholders of subsidiaries		(17)	(125)
Dividends paid		(9,832)	(9,314)
Cash flows (used in) provided by financing activities		(45,820)	171,430

Net increase (decrease) in cash		20,193	(17,383)
Cash, beginning of period		36,260	33,417
Cash acquired	7	—	20,226
Cash, end of period		56,453	36,260

The accompanying notes are an integral part of the consolidated financial statements.

MTY Food Group Inc.

Table of contents

1.	Description of the business	10
2.	Basis of preparation	10
3.	Accounting policies	11
4.	Critical accounting judgments and key sources of estimation uncertainty	27
5.	Consolidation	30
6.	Future accounting changes	31
7.	Business acquisitions	33
8.	Accounts receivable	41
9.	Inventories	42
10.	Loans receivable	42
11.	Property, plant and equipment	43
12.	Intangible assets	45
13.	Goodwill	49
14.	Credit facilities	49
15.	Provisions	50
16.	Deferred revenue and deposits	51
17.	Long-term debt	52
18.	Capital stock	53
19.	Stock options	53
20.	Earnings per share	54
21.	Financial instruments	54
22.	Capital disclosures	60
23.	Revenues	61
24.	Operating expenses	61
25.	Other income	62
26.	Operating lease arrangements	62
27.	Guarantee	63
28.	Contingent liabilities	63
29.	Income taxes	64
30.	Segmented information	66
31.	Statement of cash flows	68
32.	Related party transactions	68
33.	Subsequent Events	69

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

1.	Description of the business

MTY Food Group Inc. (the “Company”) is a franchisor in the quick service food industry. Its activities consist of franchising and operating corporate-owned locations under a multitude of banners. The Company also operates a distribution center and a food processing plant, both of which are located in the province of Quebec.

The Company is incorporated under the Canada Business Corporations Act and is listed on the Toronto Stock Exchange. The Company’s head office is located at 8150, Autoroute Transcanadienne, Suite 200, Ville Saint-Laurent, Quebec.

2.	Basis of preparation

The consolidated financial statements (“financial statements”) have been prepared on the historical cost basis except for certain financial instruments that are measured at revalued amounts or fair values at the end of each reporting period, as explained in the accounting policies below.

Historical cost is generally based on the fair value of the consideration given in exchange for goods and services.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these consolidated financial statements is determined on such a basis, except for share-based payment transactions that are within the scope of IFRS 2, leasing transactions that are within the scope of IAS 17 and measurements that have some similarities to fair value but are not fair value, such as net realizable value in IAS 2 or value in use in IAS 36.

In addition, for financial reporting purposes, fair value measurements are categorized into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

  Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

  Level 3 inputs are unobservable inputs for the asset or liability.

The consolidated financial statements are presented in Canadian dollars, which is the functional currency of the Company, and tabular amounts are rounded to the nearest thousand ($000) except when otherwise indicated.

Statement of compliance

The Company’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”).

These consolidated financial statements were authorized for issue by the Board of Directors on February 15, 2018.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

3.	Accounting policies

The accounting policies set out below have been applied consistently to all periods presented in the consolidated financial statements.

Basis of consolidation

The consolidated financial statements include the accounts of the Company and entities (including special purpose entities) controlled by the Company and its subsidiaries.

The consolidated financial statements incorporate the financial statements of the Company and entities (including special purpose entities) controlled by the Company and its subsidiaries. Control is achieved when the Company:

  has power over the investee;

  is exposed, or has rights, to variable returns from its involvement with the investee; and

  has the ability to use its power to affect its returns.

Principal subsidiaries are as follows:

Principal subsidiaries	Percentage of equity interest
%
MTY Tiki Ming Enterprises Inc.	100
MTY Franchising USA, Inc.	100
BF Acquisition Holdings, LLC	100
Kahala Brands Ltd.	100
8825726 Canada Inc.	90
154338 Canada Inc.	50
9974644 Canada Inc.	60
10179612 Canada Inc.	83.25
10220396 Canada Inc.	80

The Company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

When the Company has less than a majority of the voting rights of an investee, it has power over the investee when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally. The Company considers all relevant facts and circumstances in assessing whether or not the Company's voting rights in an investee are sufficient to give it power, including:

  the size of the Company's holding of voting rights relative to the size and dispersion of holdings of the other vote holders;

  potential voting rights held by the Company, other vote holders or other parties;

  rights arising from other contractual arrangements; and

  any additional facts and circumstances that indicate that the Company has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders' meetings.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

3.	Accounting policies (continued)

Basis of consolidation (continued)

Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated statements of income and other comprehensive income from the date the Company gains control until the date when the Company ceases to control the subsidiary.

Profit or loss and each component of other comprehensive income are attributed to the owners of the Company and to the non-controlling interests. Total comprehensive income of subsidiaries is attributed to the owners of the Company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Company's accounting policies.

All intercompany transactions, balances, revenue and expenses are eliminated in full on consolidation.

Changes in the Company's ownership interests in existing subsidiaries

Changes in the Company's ownership interests in subsidiaries that do not result in the Company losing control over the subsidiaries are accounted for as equity transactions. The carrying amounts of the Company's interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognized directly in equity and attributed to owners of the Company.

When the Company loses control of a subsidiary, a gain or loss is recognized in profit or loss and is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value of any retained interest and (ii) the previous carrying amount of the assets (including goodwill), and liabilities of the subsidiary and any non-controlling interests. All amounts previously recognized in other comprehensive income in relation to that subsidiary are accounted for as if the Company had directly disposed of the related assets or liabilities of the subsidiary (i.e. reclassified to profit or loss or transferred to another category of equity as specified/permitted by applicable IFRSs). The fair value of any investment retained in the former subsidiary at the date when control is lost is regarded as the fair value on initial recognition for subsequent accounting under IAS 39, when applicable, the cost on initial recognition of an investment in an associate or a joint venture.

Business combinations

Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value. This is calculated as the sum of the acquisition date fair values of the assets transferred by the Company and liabilities incurred by the Company to the former owners of the acquiree in exchange for control of the acquiree. Acquisition related costs are recognized in profit or loss as incurred.

At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognized at their fair value, except for deferred tax assets or liabilities, which are recognized and measured in accordance with IAS 12 Income Taxes.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

3.	Accounting policies (continued)

Business combinations (continued)

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition date amounts of the identifiable assets acquired and the liabilities assumed. If, after reassessment, the net of the acquisition date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognized immediately in profit or loss as a bargain purchase gain.

Goodwill reflects how the acquisition will impact the Company’s ability to generate future profits in excess of existing profits. The consideration paid mostly relates to combined synergies, related mainly to revenue growth. These benefits are not recognized separately from goodwill as they do not meet the recognition criteria for identifiable intangible assets.

Non-controlling interests are present ownership interests and entitle their holders to a proportionate share of the entity’s net assets in the event of liquidation. These may be initially measured either at fair value or at the non-controlling interests’ proportionate share of the recognized amounts of the acquiree’s identifiable net assets. The choice of measurement basis is made on a transaction-by-transaction basis. Other types of non-controlling interests are measured at fair value or, when applicable, on the basis specified in another IFRS.

When the consideration transferred by the Company in a business combination includes assets or liabilities resulting from a contingent consideration arrangement, the contingent consideration is measured at its acquisition date fair value and included as part of the consideration transferred in a business combination. Changes in the fair value of the contingent consideration that qualify as measurement period adjustments are adjusted retrospectively, with corresponding adjustments against goodwill. Measurement period adjustments are adjustments that arise from additional information obtained during the ‘measurement period’ (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date.

The subsequent accounting for changes in the fair value of the contingent consideration that do not qualify as measurement period adjustments depends on how the contingent consideration is classified. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or a liability is remeasured at subsequent reporting dates in accordance with IAS 39 Financial Instruments: recognition and measurement, or IAS 37 Provisions, Contingent Liabilities and Contingent Assets, as appropriate, with the corresponding gain or loss being recognized in profit or loss.

When a business combination is achieved in stages, the Company’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date (i.e. the date when the Company obtains control) and the resulting gain or loss, if any, is recognized in profit or loss. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognized in other comprehensive income are reclassified to profit or loss where such treatment would be appropriate if that interest were disposed of.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Company reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted retrospectively during the measurement period (see above), or additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

3.	Accounting policies (continued)

Goodwill

Goodwill arising on an acquisition of a business is carried at cost as established at the date of acquisition of the business less accumulated impairment losses, if any.

Where goodwill forms part of a cash-generating unit and part of the operation within the unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation and the portion of the cash-generating unit retained.

Revenue recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Company and the revenue can be reliably measured, regardless of when the payment is being made. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes and duty.

Revenue is generally recognized on the sale of products or services when the products are delivered or the services are performed, all significant contractual obligations have been satisfied and the collection is reasonably assured.

i)	Revenue from franchise locations

Royalties are based either on a percentage of gross sales as reported by the franchisees or on a fixed monthly fee. They are recognized on an accrual basis in accordance with the substance of the relevant agreement, provided that it is probable that the economic benefits will flow to the Company and the amount of income can be measured reliably.

Initial franchise fees are recognized when substantially all of the initial services as required by the franchise agreement have been performed. This usually occurs when the location commences operations.

Revenue from the sale of franchise locations is recognized at the time the franchisee assumes control of the franchise location.

Restaurant construction and renovation revenue is recognized by reference to the stage of completion of the contract activity at the end of the reporting period. This is measured based on the proportion of contract costs incurred for work performed to date relative to the estimated total contract costs, except where this would not be representative of the stage of completion.

When it is probable that total contract costs will exceed contract revenue, the expected loss is recognized as an expense immediately. When the outcome of the project cannot be estimated reliably, revenue is recognized to the extent of expenses recognized in the period. The excess of revenue recognized over amounts billed is recorded as part of accounts receivable.

Master license fees are recognized when the Company has performed substantially all material initial obligations under the agreement, which usually occurs when the agreement is signed, which is recorded in franchise and transfer fees (note 23).

Renewal and transfer fees are recognized when substantially all applicable services required by the Company under the franchise agreement have been performed. This generally occurs when the agreement is signed. This revenue is recorded in franchise and transfer fees (note 23).

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

3.	Accounting policies (continued)

Revenue recognition (continued)

i)	Revenue from franchise locations (continued)

Revenue from equipment sale is recognized when the risk and rewards of ownership and title pass to buyer, generally upon the shipment of the equipment. This revenue is recorded in sale of goods, including construction revenues (note 23).

Depending on the gift card program, the Company recognizes breakage income either on a prorated recognition basis, which is based on the historical redemption pattern of the gift cards or based on the remote likelihood of a gift card being redeemed. The Company also charges various program fees to its franchisees as gift cards are redeemed. Notably, this does not apply to gift card liabilities assumed upon a business acquisition, which are accounted for at fair value.

The Company earns rent revenue on certain leases it holds and sign rental revenue; the Company’s policy is described below.

The Company receives considerations from certain suppliers. Supplier contributions are recognized as revenue as they are earned and are recorded in other franchising revenue (note 23).

Distribution revenue is recognized when goods have been delivered or when significant risks and rewards of ownership have been transferred and it is probable that the economic benefit associated with the transaction will flow to the Company.

ii)	Revenue from food processing

Food processing revenue is recognized when goods have been delivered to end-users or when significant risks and rewards of ownership have been transferred to distributors and it is probable that the economic benefit associated with the transaction will flow to the Company.

iii)	Revenue from corporate-owned locations

Revenue from corporate-owned locations is recorded when goods are delivered to customers.

Leasing

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

The Company as lessor

Rental income from operating leases is recognized on a straight-line basis over the term of the relevant lease.

The Company as lessee

Operating lease payments are recognized as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed. Contingent rentals arising under operating leases are recognized as an expense in the period in which they are incurred.

In the event that lease incentives are received to enter into operating leases, such incentives are recognized as a liability. The aggregate benefit of incentives is recognized as a reduction of rental expense on a straight-line basis, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

3.	Accounting policies (continued)

Functional and presentation currency

These consolidated financial statements are presented using the Company’s functional currency, which is the Canadian dollar. Each entity of the Company determines its own functional currency, and the financial statement items of each entity are measured using that functional currency. Functional currency is the currency of the primary economic environment in which the entity operates.

The assets and liabilities of a foreign operation with a functional currency different from that of the Company are translated into the presentation currency using the exchange rate in effect on the reporting date. Revenue and expenses are translated into the presentation currency using the average exchange rate for the period. Exchange differences arising from the translation of a foreign operation are recognized reserves. Upon complete or partial disposal of the investment in the foreign operation, the foreign currency translation reserve or a portion of it will be recognized in the consolidated statement of income in other income (charges).

Foreign currencies

At the end of each reporting period, the Company’s monetary assets and liabilities that are denominated in a currency other than the Company’s functional currency are translated using the exchange rate prevailing at that date. Non-monetary items are translated using historical exchange rates. Revenue and expenses are translated at the exchange rate in effect on the transaction date, except for depreciation and amortization, which are translated using historical exchange rates. Exchange gains and losses are recognized in profit or loss in the period in which they arise in foreign exchange gain (loss).

Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the consolidated statement of income because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Company’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilised. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit. In addition, deferred tax liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill.

Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries, except where the Company is able to control the reversal of the

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

3.	Accounting policies (continued)

Deferred tax (continued) temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognized to the extent that it is probable that there will be sufficient taxable profits against which to utilise the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realised, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Current and deferred tax for the year

Current and deferred tax are recognized in profit or loss, except when they relate to items that are recognized in other comprehensive income or directly in equity, in which case, the current and deferred tax are also recognized in other comprehensive income or directly in equity respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

Property, plant and equipment

Land and buildings held for use in the production or supply of goods or services, or for administrative purposes, are stated in the consolidated statement of financial position at their historical costs less accumulated depreciation (buildings) and accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset, including any costs directly attributable to bringing the asset to a working condition for its intended use.

Equipment, leasehold improvements, rolling stock and computer hardware are stated at cost less accumulated depreciation and accumulated impairment losses.

Depreciation is recognized so as to write off the cost or valuation of assets (other than land) less their residual values over their useful lives, using the straight-line method. The estimated useful lives, residual values and depreciation methods are reviewed at the end of each year, with the effect of any changes in estimate accounted for on a prospective basis.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

Depreciation is based on the following terms:

Buildings	Straight-line	25 to 50 years
Equipment	Straight-line	3 to 10 years
Leasehold improvements	Straight-line	Term of the lease
Rolling stock	Straight-line	5 to 7 years
Computer hardware	Straight-line	3 to 7 years

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

3.	Accounting policies (continued)

Intangible assets

Intangible assets acquired separately

Intangible assets with finite useful lives that are acquired separately are carried at cost less accumulated amortization and accumulated impairment losses, if applicable. Amortization is recognized on a straight-line basis over their estimated useful lives. The estimated useful lives and amortization methods are reviewed at the end of each year, with the effect of any changes in estimate being accounted for on a prospective basis. Intangible assets with indefinite useful lives that are acquired separately are carried at cost less accumulated impairment losses, if applicable.

Intangible assets acquired in a business combination and recognized separately from goodwill are initially recognized at their fair value at the acquisition date.

Subsequent to initial recognition, intangible assets having a finite life acquired in a business combination are reported at cost less accumulated amortization and accumulated impairment losses, if applicable, on the same basis as intangible assets that are acquired separately. Intangible assets having an indefinite life are not amortized and are therefore carried at cost less accumulated impairment losses, if applicable.

Derecognition of intangible assets

An intangible asset is derecognized on disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognized in profit or loss when the asset is derecognized.

The Company currently carries the following intangible assets in its books:

Franchise rights and master franchise rights

The franchise rights and master franchise rights acquired through business combinations were recognized at the fair value of the estimated future cash inflows related to the acquisition of franchises. The franchise rights and master franchise rights are generally amortized on a straight line basis over the term of the agreements which typically range between 10 to 20 years.

Some master franchise rights have no specific terms; as a result, those are not amortized as they have an indefinite life.

Step-in rights

Step-in rights are the rights of the Company to take over the premises and associated lease of a franchised location in the event the franchise is in default of payments. These are acquired through business combinations and are recognized at their fair value at the time of the acquisition. They are amortized over the term of the franchise agreement.

Trademarks

Trademarks acquired through business combinations were recognized at their fair value at the time of the acquisition and are not amortized. Trademarks were determined to have an indefinite useful life based on their strong brand recognition and their ability to generate revenue through changing economic conditions with no foreseeable time limit.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

3.	Accounting policies (continued)

Intangible assets (continued) Leases

Leases, which represent the value associated to preferential terms or locations, are amortized on a straight-line basis over the term of the leases.

Other

Included in other intangible assets are primarily purchased software, which are being amortized over their expected useful life on a straight-line basis.

Impairment of long-lived assets

At the end of each reporting period, the Company reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication of impairment. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs. Where a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified. A majority of the Company’s intangible assets do not have cash inflows independent of those from other assets and as such are tested within their respective cash generating units.

Intangible assets with indefinite useful lives are tested for impairment at least annually, and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss. The Company does not reduce the carrying value of an asset below the highest of its fair value less cost to sell and its value in use.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or a cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Impairment of goodwill

For the purposes of impairment testing, goodwill is allocated to each of the Company’s cash-generating units (or groups of cash-generating units) that is expected to benefit from the synergies of the combination.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

3.	Accounting policies (continued)

Impairment of goodwill (continued)

A cash-generating unit to which goodwill has been allocated is tested for impairment annually as at August 31, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro rata based on the carrying amount of each asset in the unit. Any impairment loss for goodwill is recognized directly in profit or loss in the consolidated statement of income. An impairment loss recognized for goodwill is not reversed in subsequent periods.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

Cash and cash equivalents

Cash and cash equivalents item includes cash on hand and short-term investments, if any, with maturities upon acquisition of generally three months or less or that are redeemable at any time at full value and for which the risk of a change in value is not significant. As at November 30, 2017, cash and cash equivalents included $285 in restricted cash (2016 - $297).

Inventories

Inventories are measured at the lower of cost and net realizable value. Costs of inventories are determined on a first-in-first-out basis and include acquisition costs, conversion costs and other costs incurred to bring inventories to their present location and condition. The cost of finished goods includes a pro-rata share of production overhead based on normal production capacity.

In the normal course of business, the Company enters into contracts for the construction and sale of franchise locations. The related work in progress inventory includes all direct costs relating to the construction of these locations, and is recorded at the lower of cost and net realizable value.

Net realizable value represents the estimated selling price for inventories less all estimated costs of completion and costs necessary to make the sale.

Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that the Company will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. Provisions are measured at the present value of the cash flows expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. This is recorded in cost of goods sold and rent (note 24) on the consolidated statement of income.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

3.	Accounting policies (continued)

Provisions (continued)

Onerous contracts

Present obligations arising under onerous contracts are recognized and measured as provisions. An onerous contract is considered to exist where the Company has a contract under which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received from the contract.

Gift card and loyalty program liabilities

Gift card liability represents liabilities related to unused balances on reloadable payment cards. Loyalty program liabilities represent the dollar value of the loyalty points earned and unused by customers.

The Company’s various franchised and corporate owned locations, in addition to third party companies, sell gift cards to be redeemed at the Company’s corporate and franchised locations for food and beverages only. Proceeds from the sale of gift cards are included in gift card liability until redeemed by the gift cardholder as a method of payment for good and beverage purchases.

Effective September 1, 2017, the Company refined its method to determine breakage income recognized for Cold Stone Creamery gift cards that were not acquired as part of the business acquisition. Previously, the Company would recognize breakage revenue in its consolidated statements of income based on historical redemption patterns, when it was established that these gift cards had a remote likelihood of being redeemed.

Under the refined method, the Company recognizes breakage on the Cold Stone Creamery gift cards in it is consolidated statements of income based on historical load and redemption patterns. The redemption rate was established following an analysis performed over 10 years of the redemption patterns as well as expected future trends. The expected breakage is then recognized into income on a pro rata basis as gift cards are redeemed.

The Company has determined that this accounting change represents a change in accounting estimate the refined method resulted in a cumulative adjustment to increase previously recorded breakage income by $3,403. This adjustment has been recorded in the consolidated statements of income for the year ended November 30, 2017. This change in estimate was accounted for prospectively.

For all other gift card programs, the Company estimates based on historical redemption patterns, the portion of gift cards that have a remote likelihood of being redeemed and recognizes the amount

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

3.	Accounting policies (continued)

Provisions (continued)

Gift card and loyalty program liabilities (continued) in its consolidated statements of income, except for those gift cards liabilities assumed upon a business acquisition Due to the inherent nature of gift cards, it is not possible for the Company to determine what portion of the gift card liability will be redeemed in the next 12 months and, therefore, the entire unredeemed gift card liability is considered to be a current liability.

Litigation, disputes and closed stores

Provisions for the expected cost of litigation, disputes and the cost of settling leases for closed stores are recognized when it becomes probable the Company will be required to settle the obligation, at management’s best estimate of the expenditure required to settle the Company’s obligation.

Contingent liabilities acquired in a business combination

Contingent liabilities acquired in a business combination are initially measured at fair value at the acquisition date. At the end of subsequent reporting periods, such contingent liabilities are measured at the higher of the amount that would be recognized in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets and the amount initially recognized less cumulative amortization recognized, if any.

Financial instruments

Financial assets and financial liabilities are recognized when an entity becomes a party to the contractual provisions of the instrument.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

The subsequent measurement of financial assets and financial liabilities is dependent on their classification as described below. Their classification depends on the purpose for which the financial instruments were acquired or issued, their characteristics and the Company’s designation of such instruments.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

3.	Accounting policies (continued)

Financial instruments (continued)

Classification

Cash	Loans and receivables
Accounts receivable	Loans and receivables
Deposits	Loans and receivables
Loans receivable	Loans and receivables
Accounts payable and accrued liabilities	Other financial liabilities
Non-interest-bearing contract cancellation fees and holdbacks	Other financial liabilities
Revolving Credit Facility	Other financial liabilities
Promissory notes related to the acquisition of Houston
Avenue Bar & Grill and Industria Pizzeria + Bar	FVTPL
Non-controlling interest buyback obligation	FVTPL
Non-controlling interest option	FVTPL

Financial assets

Financial assets are classified into the following specified categories: financial assets ‘at fair value through profit or loss’ (“FVTPL”), ‘held-to-maturity’ investments and ‘loans and receivables’. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition.

Effective interest method

The effective interest method is a method of calculating the amortized cost of a debt instrument and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the debt instrument, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

Income is recognized on an effective interest basis for debt instruments other than those financial assets classified as at FVTPL.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

3.	Accounting policies (continued)

Financial instruments (continued)

Financial assets (continued)

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables (including trade and other receivables, cash and deposits) are measured at amortized cost using the effective interest method, less any impairment.

Interest income is recognized by applying the effective interest rate, except for short-term receivables when the recognition of interest would be immaterial.

Impairment of financial assets

Financial assets, other than those at FVTPL, are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

Objective evidence of impairment could include:

  significant financial difficulty of the issuer or counterparty; or

  breach of contract, such as a default or delinquency in interest or principal payments; or

  it becoming probable that the borrower will enter bankruptcy or financial re-organization; or

  the disappearance of an active market for that financial asset because of financial difficulties.

For certain categories of financial assets, such as trade receivables, assets that are assessed not to be impaired individually are, in addition, assessed for impairment on a collective basis. Objective evidence of impairment for a portfolio of receivables could include the Company’s past experience of collecting payments, an increase in the number of delayed payments in the portfolio past a certain credit period, as well as observable changes in national or local economic conditions that correlate with default on receivables.

For financial assets carried at amortized cost, the amount of the impairment loss recognized is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the financial asset’s original effective interest rate.

For financial assets carried at cost, the amount of the impairment loss is measured as the difference between the asset’s carrying amount and the present value of the estimated future cash flows discounted at the current market rate of return for a similar financial asset. Such impairment loss will not be reversed in subsequent periods.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables, where the carrying amount is reduced through the use of an allowance account. When a trade receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss.

For financial assets measured at amortized cost, if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

3.	Accounting policies (continued)

Financial instruments (continued)

Financial assets (continued)

does not exceed what the amortized cost would have been had the impairment not been recognized.

Derecognition of financial assets

The Company derecognizes a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. On derecognition of a financial asset in its entirety, the difference between the asset’s carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognized in other comprehensive income and accumulated in equity is recognized in profit or loss.

Financial liabilities

Classification as debt or equity

Debt and equity instruments issued by an entity are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Company are recognized at the proceeds received, net of direct issue costs.

Financial liabilities

Financial liabilities are classified as either financial liabilities ‘at FVTPL’ or ‘other financial liabilities’.

Other financial liabilities

Financial instruments included in this category are initially recognized at fair value less transaction costs and are subsequently measured at amortized cost using the effective interest method.

FVTPL

Financial instruments included in this category are initially recognized at fair value and are subsequently remeasured to their fair value at the end of each reporting period. The resulting gain or loss is immediately recognized in the consolidated statements of income.

Derecognition of financial liabilities

The Company derecognizes financial liabilities when, and only when, the Company’s obligations are discharged, cancelled or they expire. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

3.	Accounting policies (continued)

Financial instruments (continued)

Derivative financial instruments

The Company, from time to time, uses derivative financial instruments in the form of foreign exchange swap contracts to manage its current and anticipated exposure to fluctuations in foreign exchange rates. The Company does not enter into derivative financial instruments for trading or speculative purposes.

Derivative financial instruments not designated within an effective hedging relationship are measured at fair value with changes in fair value recorded in other income on the consolidated statements of income.

Derivative financial instruments that are designated within an effective hedging relationship are formally identified and the relationship between hedging instruments and hedged items are documented by the Company. Derivative financial instruments designated as cash flow hedges are measured at fair value with changes in fair value recorded in other comprehensive income. Effectiveness tests are performed to evaluate hedge effectiveness at inception and on a quarterly basis. If and when a derivative instrument is no longer expected to be effective, hedge accounting is discontinued, the derivative is held, sold or expired and the cumulative gain or loss previously recognized in accumulated other comprehensive income is transferred to the consolidated statements of income in the same period that the hedge item affects net income.

Promotional funds

The Company manages the promotional funds of its banners. They are established specifically for each banner to collect and administer funds dedicated for use in advertising and promotional programs as well as other initiatives designed to increase sales and enhance the image and reputation of the banners. Contributions to the funds are made based on a percentage of sales. The revenue and expenses of the promotional funds are not included in the Company’s consolidated statement of income because the contributions to these funds are segregated and designated for specific purposes. The combined amount payable resulting from the promotional fund reserves amounts to a surplus of $8,836 (November 30, 2016 – $6,415). These amounts are included in accounts payable and accrued liabilities.

Share-based payment arrangements

The Company measures stock options granted to employees that vest in specified installments over the service period based on the fair value of each tranche on the grant date by using the Black-Scholes pricing model. Based on the Company’s estimate of equity instruments that will eventually vest, a compensation expense is recognized over the vesting period applicable to the tranche with a corresponding increase to contributed surplus. Details regarding the determination of the fair value of equity-settled share based transactions are set out in note 19.

At the end of each reporting period, the Company revises its estimate of the number of equity instruments expected to vest. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment in contributed surplus. When the stock options are exercised, share capital is credited by the sum of the consideration paid and the related portion previously recorded in contributed surplus.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

3.	Accounting policies (continued)

Operating Segments

An operating segment is a distinguishable component of the Company that engages in business activities from which it may earn revenue and incur expenses, including revenue and expenses that relate to transactions with any of the Company’s other components, and for which separate financial information is available. Segment disclosures are provided for the Company’s operating segments (note 30). The operating segments are determined based on the Company’s management and internal reporting structure. All operating segments’ operating results are regularly reviewed by the Chief Operating Officers to make decisions on resources to be allocated to the segment and to assess its performance.

4.	Critical accounting judgments and key sources of estimation uncertainty

In the application of the Company’s accounting policies, which are described in note 3, management is required to make judgements in applying accounting policies and to make estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

The following are the critical judgements, apart from those involving estimations, that management has made in the process of applying the Company’s accounting policies and that have the most significant effect on the amounts recognized in the consolidated financial statements.

Impairment of long-lived assets

The Company assesses whether there are any indicators of impairment for all long-lived assets at each reporting period date. In addition, management is required to use judgement in determining the grouping of assets to identify cash-generating units; the determination is done based on management’s best estimation of what constitutes the lowest level at which an asset or group of asset has the possibility of generating cash inflows.

Revenue recognition

In making their judgement, management considers the detailed criteria for the recognition of revenue from the sale of goods and for construction contracts set out in IAS 18 Revenue and IAS 11 Construction contracts and, in particular, whether the Company had transferred to the buyer the significant risks and rewards of ownership of the goods.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

4.	Critical accounting judgments and key sources of estimation uncertainty (continued)

Consolidation of special purpose entities

A special purpose entity (‘‘SPE’’) is consolidated if, based on an evaluation of the substance of its relationship with the Company and the SPE’s risks and rewards, the Company concludes that it controls the SPE. A SPE controlled by the Company is established under terms that impose strict limitations on the decision-making powers of the SPE’s management, resulting in the Company receiving the majority of the benefits related to the SPE’s operations and net assets, being exposed to the majority of the risks incident to the SPE’s activities, and retaining the majority of the residual or ownership risks related to the SPE or its assets.

Key sources of estimation uncertainty

The following are the key assumptions concerning the future, and other key sources of estimation uncertainty at the end of the reporting period, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

Business combinations

For business combinations, the Company must make assumptions and estimates to determine the purchase price allocation of the business being acquired. To do so, the Company must determine the acquisition date fair value of the identifiable assets acquired, including such intangible assets as franchise rights and master franchise rights, trademarks, step-in rights and liabilities assumed. Among other things, the determination of these fair market values involves the use of discounted cash flow analyses and future system sales growth. Goodwill is measured as the excess of the fair value of the consideration transferred including the recognized amount of any non-controlling interest in the acquiree over the net recognized amount of the identifiable assets acquired and liabilities assumed, all measured at the acquisition date. These assumptions and estimates have an impact on the asset and liability amounts recorded in the consolidated statement of financial position on the acquisition date. In addition, the estimated useful lives of the acquired amortizable assets, the identification of intangible assets and the determination of the indefinite or finite useful lives of intangible assets acquired will have an impact on the Company’s future profit or loss.

Impairment of trademarks

The Company performs an annual impairment test of its Trademarks. The recoverable amounts of the Company’s assets are generally estimated based on value-in-use calculations using a discounted cash flow approach as this was determined to be higher than fair value less cost to sell, except for certain corporate store assets for which fair value less cost to sell was higher than their value in use. The fair value less cost to sell of corporate stores is generally determined by estimating the liquidation value of the restaurant equipment.

In the current year, the value in use of CGU’s tested was higher or equal to the carrying value of the assets. Impairment assessments were established using a 9.0% discount rate on the corporate stores, the trademarks and franchise rights. Discount rates are based on pre-tax rates that reflect the current market assessments, taking the time value of money and the risks specific to the CGU into account.

During the year, the Company recognized an impairment on three of its trademarks and on the franchise rights of two of its brands following a decline in the performance of the related brands. The total impairment of $1,000 represents a write down of the carrying value to the fair value of the trademarks and franchise rights. The fair value was determined using significant unobservable inputs such as discount rates and projected revenues and EBITDA. The fair value is classified as level 3 in the fair value hierarchy.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

4.	Critical accounting judgments and key sources of estimation uncertainty (continued)

Key sources of estimation uncertainty (continued)

The cumulative impairment on property, plant and equipment of $158 (2016 - $158) represents a write down of the carrying value of the leasehold improvements and equipment to their fair value less cost to sell, which was higher than their value in use.

These calculations take into account our best estimate of future cash flows, using previous year’s cash flows for each CGU to extrapolate a CGU’s future performance to the earlier of the termination of the lease (if applicable) or 5 years and a terminal value is calculated beyond this period, assuming no growth to the cash flows of previous periods. A cash flow period of 5 years was used as predictability for periods beyond this cannot be estimated with reasonable accuracy.

Impairment of goodwill

Determining whether goodwill is impaired requires an estimation of the value in use of the CGUs to which goodwill has been allocated. The value in use calculation requires management to estimate the future cash flows expected to arise from the cash-generating unit and a suitable discount rate in order to calculate present value. During the year and in 2016, no impairment charge on goodwill was required.

The Company used a 9.0% discount rate for its assessment of goodwill. A growth of 1% was applied to the cash flows used to estimate the terminal value.

Useful lives of property, plant and equipment and intangible assets

As described in note 3 above, the Company reviews the estimated useful lives of property, plant and equipment and intangible assets with definite useful lives at the end of each year and assesses whether the useful lives of certain items should be shortened or extended, due to various factors including technology, competition and revised service offerings. During the years ended November 30, 2017 and 2016, the Company was not required to adjust the useful lives of any assets based on the factors described above.

Provisions

The Company makes assumptions and estimations based on its current knowledge of future disbursements it will have to make in connection with various events that have occurred in the past and for which the amount to be disbursed and the timing of such disbursement are uncertain at the date of producing its financial statements. This includes provisions for onerous contracts, litigations and disputes and contingencies.

Gift card liabilities

Management is required to make certain assumptions in both the prorated recognition based on redemption pattern and remoteness recognition of gift card breakage. The significate estimates are breakage rate and the redemption patterns.

Revenue recognition for construction and renovation contracts

Restaurant construction and renovation revenue is recognized by reference to the stage of completion of the contract activity at the end of the reporting period. Management makes an estimate on the percentage of completion based on costs incurred to date relative to the estimated total contract costs, except where this would not be representative of the stage of completion.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

4.	Critical accounting judgments and key sources of estimation uncertainty (continued)

Key sources of estimation uncertainty (continued)

Consolidation of special purpose entities

The Company is required to consolidate a small number of special purpose entities. In doing so, the Company must make assumptions with respect to some information that is either not readily available or that is not available within reporting time frames. As a result, assumptions and estimates are made to establish a value for the current assets, current and long-term liabilities and results of operations in general.

Accounts receivable

The Company recognizes an allowance for doubtful accounts based on past experience, outlet-specific situation, counterparty’s current financial situation and age of the receivables.

Trade receivables include amounts that are past due at the end of the reporting period and for which the Company has not recognized an allowance for doubtful accounts because there was no significant change in the credit quality of the counterparty and the amounts are therefore considered recoverable.

5.	Consolidation

a) Subsidiaries
An entity is considered as a subsidiary when it is controlled by the Company or indirectly through its subsidiaries. A Company controls an entity if and only if it has all of the following:

- Holds power over the entity;
- Is exposed or has rights to variable returns from its involvement with the entity; and
- Has the ability to use its power over the entity to affect the amount of returns it obtains.

Management must make significant judgments when it assesses these various elements and all related facts and circumstances as a whole to determine whether control exists.

The Company reassesses whether it controls an entity if facts and circumstances indicate that one or more of the above-listed points have changed. The consolidated financial statements include the Company’s accounts and the accounts of its subsidiaries. Subsidiaries are consolidated from the date the Company obtains control until the date the Company ceases to have control. All intercompany balances, revenues and expenses and cash flows are fully eliminated upon consolidation. When necessary, adjustments are made to the financial statements of the subsidiaries in order to align their accounting policies with those of the Company.

b) Non-controlling interests
Non-controlling interests are recognized in equity separately from the equity attributable to the Company’s shareholders. Changes in the Company’s ownership interests in a subsidiary that do not result in loss of control over that subsidiary are recognized in equity. The carrying amounts of equity attributable to the Company’s shareholders and of non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries.

Changes in non-controlling interests

In April 2017 the Company acquired the remaining 1% non-controlling interest of 7687567 Canada Inc. (Lucky 8 Foods), for a cash consideration of $30. Following the transaction, 7687567 Canada Inc. has become a wholly-owned subsidiary.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

5.	Consolidation (continued)

In September 2016, the Company acquired the remaining 40% non-controlling interest of 9410198 Canada Inc. (Big Smoke Burger Canada), for $1,250. Following the transaction, 9410198 Canada Inc. has become a wholly-owned subsidiary.

6.	Future accounting changes

A number of new standards, interpretations and amendments to existing standards were issued by the International Accounting Standard Board (“IASB”) that are not yet effective for the period ended November 30, 2017, and have not been applied in preparing these consolidated financial statements.

The following standards may have a material impact on the consolidated financial statements of the Company:

Effective date for
Standard	Issue date	the Company	Impact

IFRS 9 Financial Instruments	July 2014	December 1, 2018	In assessment
IFRS 15 Revenue from contracts with customers	May 2014	December 1, 2018	In assessment
IFRS 16 Leases	January 2016	December 1, 2019	In assessment
IAS 12 Income taxes	January 2016	December 1, 2017	In assessment
IAS 7 Statement of cash flows	January 2016	December 1, 2017	In assessment
IFRIC 22 Foreign Currency Transactions and advance Consideration	December 2016	December 1, 2018	In assessment
IFRIC 23 uncertainty over income tax treatments	June 2017	December 1 2019	In assessment

IFRS 9 replaces the guidance in IAS 39 Financial Instruments: Recognition and Measurement and IFRIC 9 Reassessment of Embedded Derivatives. The Standard includes requirements for recognition and measurement, impairment, derecognition and general hedge accounting. The IASB completed its project to replace IAS 39 in phases, adding to the standard as it completed each phase. IFRS 9 does not replace the requirement for portfolio fair value hedge accounting for interest risk since this phase of the project was separated from IFRS project due to the longer-term nature of the macro hedging project which is currently at the discussion paper phase of the due process. Consequently, the exception in IAS 39 for fair value hedge of an interest rate exposure of a portfolio of financial assets or financial liabilities continues to apply.

IFRS 15 replaces the following standards: IAS 11 Construction Contracts, IAS 18 Revenue, IFRIC 13 Customer Loyalty Programmes, IFRIC 15 Agreements for the Construction of Real Estate, IFRIC 18 Transfers of Assets from Customers and SIC-31 Revenue – Barter Transactions Involving Advertising Services. This new standard sets out the requirements for recognizing and disclosing revenue that apply to all contracts with customers. The core principle of IFRS 15 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. IFRS 15 also includes a cohesive set of disclosure requirements that would result in an entity providing comprehensive information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts with customers.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

6.	Future accounting changes (continued)

On April 12, 2016, the IASB issued Clarifications to IFRS 15, Revenue from Contracts with Customers. The standard contains a single model that applies to contracts with customers and two approaches to recognizing revenue: at a point in time or over time. The model features a contract-based five-step analysis of transactions to determine whether, how much and when revenue is recognized. New estimates and judgmental thresholds have been introduced, which may affect the amount and/or timing of revenue recognized. The clarifications to IFRS 15 provide additional guidance with respect to the five-step analysis, transition, and the application of the Standard to licenses of intellectual property.

On January 13, 2016, the IASB issued IFRS 16 that provides a comprehensive model for the identification of lease arrangements and their treatment in the financial statements of both lessees and lessors. It supersedes IAS 17 Leases and its associated interpretive guidance. Significant changes were made to lessee accounting with the distinction between operating and finance leases removed and assets and liabilities recognized in respect of all leases (subject to limited exceptions for short-term leases and leases of low value assets). In contrast, IFRS 16 does not include significant changes to the requirements for lessors. IFRS 16 is effective January 1, 2019 with earlier application permitted for companies that have also adopted IFRS 15, Revenue from Contracts with Customers.

IAS 12 provides further clarification with regards to the recognition of deferred tax assets for unrealized losses.

The IASB amended IAS 7 as part of its initiative regarding the disclosure requirements on financing activities in the statement of cash flows. The Company does not foresee any material impact on the disclosure currently presented as a result of this amendment.

In December 2016, the IASB issued IFRIC 22 which provides an interpretation on how to determine the date of the transaction when applying the standard on foreign currency transactions, IAS 21. The interpretation applies where an entity pays or receives consideration in advance for foreign currency-denominated contracts. The date of the transaction determines the exchange rate to be used on initial recognition of the related asset, expense or income. This Interpretation provides guidance for when a single payment or receipt is made, as well as for situations where multiple payments or receipts are made and aims to reduce diversity in practice. This standard is effective for annual reporting periods beginning on or after January 1, 2018.

IFRIC 23 clarifies the accounting for uncertainties in income taxes.

The Company is in the process of assessing the impact of these standards on its consolidated financial statements. Although the extent of the impact has not yet been determined, the Company expects that the adoption of IFRS 15 and IFRS 16 will result in material changes to its consolidated statement of income and consolidated statement of financial position.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

7.	Business acquisitions

I) Acquisition of Dagwoods Sandwiches and Salads (2017)

On September 29, 2017, the Company announced it had completed through its 100% owned subsidiary MTY Tiki Ming Entreprises Inc., the acquisition of the assets of Dagwoods Sandwiches and Salads for a consideration of $3,000, subject to post-closing working capital adjustments. The purpose of the transaction was to diversify the Company’s range of offering as well as to complement existing MTY brands.

2017
$
Consideration paid:
Purchase price	3,000
Discount on non-interest-bearing holdback	(20)
Working capital and assumed obligations	(64)
Net purchase price	2,916
Holdback (note 17)	(330)
Net consideration paid and cash outflow	2,586

The preliminary purchase price allocation is as follows:
2017
Net assets acquired:	$
Franchise rights	640
Trademark	1,271
Goodwill (1)	1,070
2,981
Current liabilities
Accounts payable and accrued liabilities	11
Deferred revenue	54
65
Net purchase price	2,916

(1) Goodwill is deductible for tax purposes

Total expenses incurred related to acquisition costs amounted to $nil. The purchase price allocation is still preliminary as post-closing adjustments have not been finalized.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

7.	Business acquisitions (continued)

II) Acquisition of Houston Avenue Bar & Grill and Industria Pizzeria + Bar (2017)

On June 16, 2017, the Company announced it had completed through its 80% controlling interest in 10220396 Canada Inc., the acquisition of the assets of Houston Avenue Bar & Grill and Industria Pizzeria + Bar. The Company’s share of the purchase consideration amounted to $16,778 and subject to post-closing working capital adjustments. The purpose of the transaction was to diversify the Company’s range of offering as well as to complement existing MTY brands.

2017
$
Consideration paid:
Purchase price	20,972
Undiscounted promissory notes	(7,910)
Contingent consideration in the form of promissory notes(note 21)	5,248
Working capital	(304)
Non-controlling interest buyback obligation (note 17)	957
Non-controlling interest(1)	63
Net purchase price	19,026
Promissory notes and non-controlling interest buyback obligation (note 17, note 21)	(6,268)
Net cash outflow	12,758

The preliminary purchase price allocation is as follows:
2017
Net assets acquired:	$
Franchise rights	5,833
Trademark	5,667
Goodwill (2)	7,975
19,475
Current liabilities
Accounts payable and accrued liabilities	4
Deferred revenue	300
304
Deferred income tax liability	145
Net purchase price	19,026

(1)	Non-controlling interest was measured at fair value which includes the use of discounted cash flow model which is subject to significant unobservable inputs such as discount rate and projected EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

(2)	Goodwill is deductible for tax purposes

Total expenses incurred related to acquisition costs amounted to $nil. The purchase price allocation is still preliminary as post-closing adjustments have not been finalized.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

7.	Business acquisitions (continued)

III) Acquisition of The Works Gourmet Burger Bistro (2017)

On June 9, 2017, the Company announced it had completed through its 100% owned subsidiary MTY Tiki Ming Entreprises Inc., the acquisition of the assets of The Works Gourmet Burger Bistro. The acquisition remains subject to post-closing working capital adjustments. The purpose of the transaction was to diversify the Company’s range of offering as well as to complement existing MTY brands.

2017
$
Consideration paid:
Purchase price	8,200
Discount on non-interest-bearing holdback	(43)
Working capital and assumed obligations	(273)
Net purchase price	7,884
Holdback (note 17)	(747)
Net consideration paid and net cash outflow	7,137

The preliminary purchase price allocation is as follows:
2017
Net assets acquired:	$
Current assets
Inventory	75
Prepaid expenses	49
124

Property, plant and equipment	1,398
Franchise rights	1,363
Trademark	3,481
Goodwill (1)	1,844
8,210
Current liabilities
Accounts payable and accrued liabilities and unredeemed gift card liability	95
Deferred revenue	231
326
Net purchase price	7,884

(1) Goodwill is deductible for tax purposes

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

7.	Business acquisitions (continued)

III) Acquisition of The Works Gourmet Burger Bistro (2017) (continued)

Total expenses incurred related to acquisition costs amounted to $79. The expenses are presented in operating expenses in consolidated statements of income.

The purchase price allocation is still preliminary as post-closing adjustments have not been finalized.

IV) Acquisition of Steak Frites St-Paul and Giorgio Ristorante (2017)

On May 8, 2017, the Company announced it had completed through its 83.25% controlling interest in 10179612 Canada Inc., the acquisition of the assets of Steak Frites St-Paul and Giorgio Ristorante. The total consideration for the transaction was $467 of which $347 was settled in cash. The transaction resulted in an increase of $253 and $214 to goodwill and trademarks, respectively.

The purchase price allocation is still preliminary.

V) Acquisition of La Diperie (2017)

On December 9, 2016, the Company announced it had completed through its 60% interest in 9974644 Canada Inc. the acquisition of the assets of La Diperie. The Company’s share of the purchase consideration amounted to $917. The purpose of the transaction was to diversify the Company’s range of offering as well as to complement existing MTY brands.

2017
$
Consideration paid:
Purchase price	1,529
Discount on non-interest-bearing holdback	(13)
Net purchase price	1,516
Holdback (note 17)	(87)
Net consideration paid	1,429
Less: Issuance of shares to non-controlling interest	(615)
Net cash outflow	814

(1)	Non-controlling interest was measured at fair value.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

7.	Business acquisitions (continued)

V) Acquisition of La Diperie (2017) (continued)

The purchase price allocation is as follows:
2017
Net assets acquired:	$
Current assets
Inventory	12
12

Franchise rights	63
Goodwill (1)	1,444
1,507

Deferred income tax Liability	3
Net purchase price	1,516

(1) Goodwill is deductible for tax purposes

Total expenses incurred related to acquisition costs amounted to $nil.

VI) Acquisition of BF Acquisition Holdings, LLC (2016)

On October 5, 2016, the Company acquired the units of BF Acquisition Holdings, LLC, for a total consideration of $35,402. The purpose of the transaction was to further solidify the Company’s presence in the United States.

2016
$
Consideration paid:
Purchase price	35,340
Working capital adjustment	62
Net cash outflow (1)	35,402

(1) Includes $3,540 in holdbacks paid to escrow.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

7.	Business acquisitions (continued)

VI) Acquisition of BF Acquisition Holdings, LLC (2016) (continued)

The purchase price allocation is as follows:
2016
$
Net assets acquired:
Current assets
Cash	1,428
Accounts receivable	1,264
Inventories	172
Loans receivable	1,691
Prepaid expenses and deposits	473
5,028
Property, plant and equipment	2,310
Franchise rights	3,148
Trademarks	21,586
Goodwill (1)	8,297
40,369
Current liabilities
Accounts payable and accrued liabilities	1,965
Unredeemed gift card liability	2,072
Deferred revenue	896
4,933
Long-term debt	34
Net purchase price	35,402

(1) Goodwill is deductible for tax purposes

Total expenses incurred related to acquisition costs amounted to $nil.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

7.	Business acquisitions (continued)

VII) Acquisition of Kahala Brands Ltd. (2016)

On July 26, 2016, MTY announced it had completed the acquisition of Kahala Brands Ltd. The purpose of the transaction was to solidify its presence in the United States as this is expected to become one of the growth platforms.

During 2017 the total purchase consideration was adjusted to $393,435 in order to reflect a net decrease in consideration of $759 due to the receipt of final working capital adjustments and an amendment to the repayment terms of the holdback payable.

The holdback payable amendment affected only a portion of the holdback; originally $33,022 of the holdback was to be repaid in equal installments over a three-year period commencing July 2017. This holdback will now be repaid over four installments amounting to $8,124 repayable in both July 2017 and 2018 and $8,190 in July 2019 and $8,584 in August of 2020. The first installment was paid in July 2017.The adjustment below reflects the change in the discounted amounted for the changed repayment terms. The discount rate remains unchanged.

The resulting adjustments in total purchase consideration are highlighted below:

	Preliminary		Final
	Consideration	Adjustments	Consideration
	$	$	$
Consideration paid:
Total cash consideration	317,016	—	317,016
Less: Indebtedness	(51,338)	—	(51,338)
Less: Working capital adjustments	(13,690)	297	(13,393)
	251,988	297	252,285
Less: Holdbacks (note 17)	(39,627)	—	(39,627)
Total cash disbursed	212,361	297	212,658
Shares issued	94,753	—	94,753
Holdback payable	39,627	—	39,627
Less: discount on holdbacks	(4,397)	(1,056)	(5,453)
Settlement of Taco Time contract	5,144	—	5,144
Total cash and equity consideration	347,488	(759)	346,729
Assumed financial liabilities	46,706	—	46,706
Total purchase consideration	394,194	(759)	393,435

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

7.	Business acquisitions (continued)

VII) Acquisition of Kahala Brands Ltd. (2016)(continued)

The final purchase price allocation is as follows:

	Preliminary		Final
	Purchase Price		Purchase Price
	Allocation	Adjustments	Allocation
Net assets acquired:	$	$	$
Current assets
Cash	18,798	—	18,798
Accounts receivable	11,859	(314)	11,545
Inventory	378	—	378
Notes receivable	1,874	(182)	1,692
Prepaid expenses and deposits	3,721	—	3,721
	36,630	(496)	36,134

Notes receivable	3,044	—	3,044
Property, plant and equipment	2,270	—	2,270
Franchise rights	171,399	—	171,399
Trademarks	229,973	—	229,973
Goodwill (1)	152,026	2,041	154,067
	595,342	1,545	596,887
Current liabilities
Accounts payable and accrued liabilities	13,188	4,223	17,411
Notes payable	34,827	—	34,827
Income tax liability	3,762	—	3,762
Unredeemed gift card liability	68,531	—	68,531
Deferred revenue	11,255	—	11,255
	131,563	4,223	135,786

Deferred revenue	2,868	—	2,868
Deferred income taxes	113,423	(1,919)	111,504
	247,854	2,304	250,158

Net purchase price	347,488	(759)	346,729

(1) Part of the goodwill is deductible for tax purposes

Total expenses incurred related to acquisition and financing costs amounted to approximately $3,716. Of this amount, $2,674 was capitalized into long-term debt and the remaining balance is presented within operating expenses.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

8.	Accounts receivable

The following table provides details on trade accounts receivable not past due, past due and the related allowance for doubtful accounts:

	2017	2016
	$	$

Total accounts receivable	43,762	44,113
Less : Allowance for doubtful accounts	9,611	8,007
Total accounts receivable, net	34,151	36,106

Of which:
Not past due	25,885	28,647
Past due for more than one day but for no more than 30 days	1,568	1,564
Past due for more than 31 days but for no more than 60 days	1,483	1,178
Past due for more than 61 days	5,215	4,717
Total accounts receivable, net	34,151	36,106

	2017	2016
	$	$
Allowance for doubtful accounts, beginning of year	8,007	5,388
Additions	2,566	2,214
Additions through acquisition	13	1,881
Reversals	402	—
Write-off	(1,377)	(1,476)
Allowance for doubtful accounts, end of year	9,611	8,007

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

8.	Accounts receivable (continued)

The Company has recognized an allowance for doubtful accounts based on past experience, outlet-specific situation, counterparty’s current financial situation and age of the receivables.

Trade receivables disclosed above include amounts that are past due at the end of the reporting period and for which the Company has not recognized an allowance for doubtful accounts because there was no significant change in the credit quality of the counterparty and the amounts are therefore considered recoverable. The Company does not hold any collateral or other credit enhancements over these balances nor does it have the legal right of offset against any amounts owed by the Company to the counterparty.

The concentration of credit risk is limited due to the fact that the customer base is large and unrelated.

9.	Inventories

	2017	2016
	$	$

Raw materials	1,966	2,092
Work in progress	—	44
Finished goods	1,315	1,162
Total inventories	3,281	3,298

Inventories are presented net of a $17 allowance for obsolescence ($22 as at November 30, 2016). All of the inventories are expected to be sold within the next twelve months.

Inventories expensed during the year ended November 30, 2017 were $43,047 (2016 - $29,991).

10.	Loans receivable

Loans receivable generally result from the sales of franchises and of various advances to certain franchisees and consist of the following:

	2017	2016
	$	$

Loans receivable bearing interest between nil and 11% per annum, receivable in monthly instalments of $273 in aggregate, including principal and interest, ending in 2024	5,926	8,004
	5,926	8,004

Current portion	(2,817)	(3,138)
	3,109	4,866

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

10.	Loans receivable (continued)

The capital repayments in subsequent years will be:

$

2018	2,817
2019	697
2020	674
2021	383
2022	306
Thereafter	1,049
5,926

11.	Property, plant and equipment

			Leasehold
			improve-		Computer	Rolling
Cost	Land	Buildings	ments	Equipment	hardware	stock	Total
	$	$	$	$	$	$	$
Balance at
November 30, 2015	1,236	3,298	4,433	5,667	490	72	15,196
Additions	—	485	1,113	935	223	33	2,789
Disposals	—	(5)	(1,143)	(1,420)	—	(42)	(2,610)
Foreign exchange	—	—	47	89	2	2	140
Additions through business combinations	—	—	1,045	3,297	154	84	4,580
Balance at
November 30, 2016	1,236	3,778	5,495	8,568	869	149	20,095
Additions	—	223	873	1,522	191	6	2,815
Disposals	—	(12)	(1,921)	(2,026)	(28)	(14)	(4,001)
Foreign exchange	—	—	1	(89)	(8)	(3)	(99)
Additions through business combinations	—	—	831	567	—	—	1,398
Balance at
November 30, 2017	1,236	3,989	5,279	8,542	1,024	138	20,208

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

11.	Property, plant and equipment (continued)

			Leasehold
Accumulated			improve-		Computer	Rolling
depreciation	Land	Buildings	ments	Equipment	hardware	stock	Total
	$	$	$	$	$	$	$
Balance at
November 30,
2015	—	655	1,725	2,017	257	36	4,690
Eliminated on
disposal of
assets	—	(4)	(455)	(281)	—	(16)	(756)
Foreign exchange	—	—	1	8	—	—	9
Depreciation
expense	—	153	663	1,108	129	12	2,065
Balance at
November 30,
2016	—	804	1,934	2,852	386	32	6,008
Eliminated on
disposal of
assets	—	(7)	(836)	(720)	(12)	(14)	(1,589)
Foreign exchange	—	—	3	(17)	(2)	—	(16)
Depreciation
expense	—	175	733	1,615	176	25	2,724
Balance at
November 30,
2017	—	972	1,834	3,730	548	43	7,127

			Leasehold
			improve-		Computer	Rolling
Carrying amounts	Land	Buildings	ments	Equipment	hardware	stock	Total
	$	$	$	$	$	$	$

November 30, 2016	1,236	2,974	3,561	5,716	483	117	14,087
November 30, 2017	1,236	3,017	3,445	4,812	476	95	13,081

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

12.	Intangible assets

	Franchise
	and master
	franchise		Step-in
Cost	rights	Trademarks	rights	Leases	Other(1)	Total
	$	$	$	$	$	$
Balance at
November 30,
2015	69,002	66,999	1,199	908	607	138,715
Additions	—	5	—	—	687	692
Foreign exchange	3,006	4,698	—	—	—	7,704
Acquisition through
business
combinations	174,547	251,559	—	—	—	426,106
Deemed settlement of
master franchise
agreement upon
business
combination	(1,500)	—	—	—	—	(1,500)
Balance at
November 30,
2016	245,055	323,261	1,199	908	1,294	571,717
Additions	97	5	—	—	351	453
Disposals	(3,050)	(24)	—	(170)	—	(3,244)
Acquisition through
business
combinations	7,899	10,633	—	—	—	18,532
Foreign exchange	(7,229)	(10,421)	—	—	—	(17,650)
Impairment	(309)	(731)	—	—	—	(1,040)
Balance at
November 30,
2017	242,463	322,723	1,199	738	1,645	568,768

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

12.	Intangible assets (continued)

	Franchise
	and master
Accumulated	franchise		Step-in
amortization	rights	Trademarks	rights	Leases	Other(1)	Total
	$	$	$	$	$	$
Balance at
November 30,
2015	33,553	—	260	885	92	34,790
Foreign exchange	81	—	—	—	—	81
Amortization	10,504	—	120	20	135	10,779
Balance at
November 30,
2016	44,138	—	380	905	227	45,650
Disposals	(2,584)	—	—	(170)	—	(2,754)
Foreign exchange	(400)	—	—	—	—	(400)
Amortization	19,792	—	120	3	263	20,178
Impairment	(40)	—	—	—	—	(40)
Balance at
November 30,
2017	60,906	—	500	738	490	62,634

	Franchise
	and master
	franchise		Step-in
Carrying amounts	rights	Trademarks	rights	Leases	Other(1)	Total
	$	$	$	$	$	$

November 30, 2016	200,917	323,261	819	3	1,067	526,067
November 30, 2017	181,557	322,723	699	—	1,155	506,134

(1)	Other items include $347 ($347 as at November 30, 2016) of unamortizable licenses with an indefinite term.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

12.	Intangible assets (continued)

Indefinite life intangibles, which consist of trademarks and perpetual licenses have been allocated for impairment testing purposes to the following cash generating units:

	2017	2016
	$	$

La Crémière	9	9
Cultures	500	500
Thai Express	145	145
Mrs Vanelli’s	2,700	2,700
Sushi Shop	1,600	1,600
Tutti Frutti	1,100	1,100
Koya	1,253	1,253
Country Style	1,740	1,740
Valentine	3,338	3,338
Jugo Juice	5,425	5,425
Mr. Sub	11,320	11,320
Koryo	1,135	1,135
Mr. Souvlaki	300	300
Extreme Pita	3,179	3,198
Mucho Burrito	9,816	9,816
ThaïZone	7,417	7,417
Madisons New York Grill & Bar	3,410	3,410
Café Dépôt	2,959	2,959
Muffin Plus	371	371
Sushi-Man	434	434
Van Houtte	347	347
Manchu Wok (1)	5,772	5,850
Big Smoke Burger(1)	3,305	3,305
America’s Taco Shop	324	960
Blimpie (1)	5,922	6,171
Cereality	—	17
Cold Stone Creamery(1)	150,840	157,187
Frullati (1)	953	993
Great Steak (1)	3,657	3,811
Kahala Coffee Traders (1)	206	214
Maui Wowi (1)	1,592	1,659
Nrgize(1)	2,341	2,440
Pinkberry (1)	8,650	9,014

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

12.	Intangible assets (continued)

	2017	2016
	$	$

Planet Smoothie(1)	9,226	9,614
Ranch 1(1)	163	169
Rollerz	—	130
Samurai Sam’s (1)	1,712	1,785
Surf City Squeeze (1)	2,946	3,070
Taco Time(1)	33,979	35,409
Tasti D-Lite (1)	1,134	1,182
Baja Fresh (1)	19,536	20,358
La Salsa (1)	1,681	1,753
Steak Frites St-Paul	202	—
Giorgio Ristorante	12	—
The Works Gourmet Burger Bistro	3,481	—
Houston Avenue Bar & Grill	3,495	—
Industria Pizzeria + Bar	2,172	—
Dagwoods	1,271	—
	323,070	323,608

(1)	Variance from prior year due to foreign exchange conversion.

During the year, as the result of a decline in the financial performance of the America’s Taco Shop, Rollerz and Cereality franchise networks, the Company carried out a review of the recoverable amounts of the intangible assets related to these brands. The review led to the recognition of a non-cash impairment loss of $269 in franchise rights and $731 in trademarks, which have been recognized in the consolidated statement of income.

The fair value was determined using significant unobservable inputs such as discount rates and projected revenues and EBITDA. The fair value is classified as level 3 in the fair value hierarchy.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

13.	Goodwill

The changes in the carrying amount of goodwill are as follows:

	2017	2016
	$	$
Balance, beginning of year	220,928	55,520
Additional amounts recognized from business acquisitions
(note 7)	12,586	162,364
Foreign Exchange	(6,578)	3,044
Balance, end of year	226,936	220,928

Goodwill was not allocated to individual CGUs; the Company has determined that the valuation of goodwill cannot be done at the CGU level, since the strength of the network comes from grouping the many banners from which the goodwill arose. For the purpose of impairment testing, goodwill is allocated to the group of CGUs that are considered to represent the lowest level within the group at which the goodwill is monitored for internal management purposes.

14.	Credit facilities

During the year the Company modified its existing credit facilities payable to a syndicate of lenders. The modification resulted in an increase to the revolving credit facility which now has an authorized amount of $305,000, (November 30, 2016 - $150,000) and the cancellation of the existing term loan of $154,716 (November 30, 2016 $165,000). Transaction costs of $519 were incurred and will be deferred and amortized over the remaining 4 years of the life of the revolving credit facility. As at November 30, 2017, $210,522 was drawn from the revolving credit facility.

Interest rates are variable and are based on various financing instruments that have maturities from 1 to 180 days. Interest rates also depend on the Company’s debt-to-equity ratio, where a lower indebtedness results in more favorable terms.

For amounts drawn in US dollars, the Company has the option to pay interest based on US base rates 4.75% as at November 30, 2017 (3.25% as at November 30, 2016), plus a margin not exceeding 2.00%, or based on LIBOR plus a margin not exceeding 3.00%. For amounts drawn in Canadian dollars, the Company has the option to pay interest based on the Canada Prime rate, 4.20% as at November 30, 2017 (2.70% as at November 30, 2016), as determined by the Toronto-Dominion Bank of Canada, plus a margin not exceeding 2.00% or based on Banker’s Acceptances, plus a margin not exceeding 3.00%.

Under this facility, the Company is required to comply with certain financial covenants, including a debt to earnings before interest, taxes and amortization ratio and a fixed charges coverage ratio. As at November 30, 2017, the Company was in compliance with those financial covenants.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

15.	Provisions

Included in provisions are the following amounts:
	2017	2016
	$	$

Litigations and disputes	3,168	1,768
Closed stores	1,413	873
	4,581	2,641

Gift card liabilities/loyalty programs liabilities	70,750	76,909
Total	75,331	79,550

The provision for litigation and disputes represent management’s best estimate of the outcome of litigations and disputes that are on-going at the date of the statement of financial position. This provision is made of multiple items; the timing of the settlement of this provision is unknown given its nature, as the Company does not control the litigation timelines.

The payables related to closed stores mainly represent amounts that are expected to be disbursed to exit leases of underperforming or closed stores. The negotiations with the various stakeholders are typically short in duration and are expected to be settled within a few months following the recognition of the provision.

The litigation and disputes and closed store provisions also varied in part due to foreign exchange fluctuations related to the US subsidiaries.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

15.	Provisions (continued)

	November 30,	November 30,
	2017	2016
	$	$
Provision for litigation and disputes and closed stores,
beginning balance	2,641	2,133
Reversals	(637)	(407)
Amounts used	(1,475)	(1,690)
Additions	4,134	2,605
Impact of foreign exchange	(82)	—
Provision for litigation and disputes and closed stores, ending
balance	4,581	2,641

The gift card and loyalty programs liabilities are the estimated balance in gift cards and points outstanding at the date of the statement of financial position. The timing of the reversal of this provision is dependent on customer behaviour and therefore outside of the Company’s control.

16.	Deferred revenue and deposits

	2017	2016
	$	$

Franchise fee deposits	9,105	5,953
Unearned rent	3,377	3,431
Supplier contributions and other allowances	10,308	11,177
	22,790	20,561

Current portion	(20,844)	(18,080)
	1,946	2,481

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

17.	Long-term debt

	2017	2016
	$	$
Non-interest bearing contract cancellation fees, payable in US
dollars based on the performance of certain stores.	68	72
Non-interest bearing holdbacks on acquisition of Manchu Wok,
repayable December 2016.	—	620
Non-interest bearing holdbacks on acquisition of La Diperie,
repayable December 2018(note 7)	92	—
Non-interest bearing holdbacks on acquisition of Big Smoke
Burger, repayable September 2018. (note 7)	282	276
Non-interest bearing holdbacks on acquisition of Kahala Brands
Ltd., repayable July 2018, July 2019 and August 2020,
discounted at a rate of 7.25%.(note 7)	9,913	16,680
Non-interest bearing holdbacks on acquisition of The Works,
repayable June 2019 (note 7)	680	—
Non-interest bearing holdbacks on acquisition of Dagwoods
Sandwiches and Salads repayable September 2019 (note 7)	332	—
Non-interest bearing loans payable during 2017.	—	171
Fair value of promissory notes related to the acquisition of
Houston Avenue Bar & Grill and Industria Pizzeria + Bar,
repayable October 2019 and June 2022 (note 7 and note 21)	5,436	—
Fair value non-controlling interest buyback obligation in 10220396
Canada Inc (note 7 & and note 21)(1)	1,026	—
Fair value non-controlling interest option in 9974644 Canada Inc.
(note 21)(4)	1,001	—
Revolving credit facility payable to a syndicate of lenders(2)	210,522	72,255
Term loan payable to a syndicate of lenders(3)	—	165,000
Revolving credit facility and term loan financing costs, amortized
using the effective interest method	(2,150)	(2,397)
	227,202	252,677
Current portion	(4,240)	(15,041)
	222,962	237,636

(1) Payable at the earlier of 3 years from the date option is exercised or June 2022.
(2) Under the revolving credit facility, the Company has the option to draw funds in Canadian or in US dollars, at its discretion. The facility’s maturity is July 21, 2021 and must be repaid in full at that time. As at November 30, 2017, the Company had drawn US$-Nil and C$210,522, (2016-US$53,800 (C$72,255)) and had elected to pay interest based on LIBOR and bankers’ acceptances plus the applicable margins.
(3) The Term loan facility was converted into the revolving credit facility in August 2017.
(4) Payable on demand

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

18.	Capital stock

Authorized, unlimited number of common shares without nominal or par value

		2017		2016
	Number	Amount	Number	Amount
		$		$
Balance at beginning
and end of year	21,374,497	114,545	21,374,497	114,545

On July 26, 2016, the Company issued 2,253,930 shares valued at $94,753 (note 7) as part of the acquisition of Kahala Brands Ltd.

19.	Stock options

The Company offers for the benefit of their directors, employees, officers or consultants a share option plan. In accordance with the terms of the plan the Company may grant stock options on the common shares at the discretion of the Board of Directors. 300,000 shares are available for issuance under the share option plan as of November 30, 2017 (2016- 500,000).

Under the Stock Option Plan of the Company, the following options were granted and are outstanding at November 30, 2017:

2017
Weighted
	Number of	average exercise
	Options	price
$
Outstanding at November 30, 2016	—	—
Granted	200,000	48.36
Forfeited /Cancelled/Expired	—	—
Exercised	—	—
Outstanding at November 30, 2017	200,000	48.36

Exercisable at November 30, 2017	—	—

Options granted during the period ended November 30, 2017 have a service condition in order to vest and excluding the first year, will vest pro-rata over the service period. The options will expire on April 11, 2027.

The fair value of the stock options granted for the period ended November 30, 2017 was $14.69 per option. The fair value of the options granted was estimated at the grant date for purposes of

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

19.	Stock options (continued)

Determining share-based payment expense using the Black-Scholes option pricing model based on the following assumptions:

2017
Acquisition date share price	$48.36
Exercise price	$48.36
Expected dividend yield	1.0%
Expected volatility	24.9%
Risk-free interest rate	1.8%
Expected life (in years)	10 years

A compensation expense of $401 was recorded for period ended November 30, 2017 (2016-$nil). The expense is presented in wages and benefits that is included in operating expenses in the consolidated statements of income.

20.	Earnings per share

The following table provides the weighted average number of common shares used in the calculation of basic earnings per share and that used for the purpose of diluted earnings per share:

	2017	2016
Weighted daily average number of
common shares(1)	21,374,497	19,908,827

(1)	The stock options granted did not have a dilutive effect period ending November 30, 2017.

21.	Financial instruments

In the normal course of business, the Company uses various financial instruments which by their nature involve risk, including market risk and the credit risk of non-performance by counterparties. These financial instruments are subject to normal credit standards, financial controls, risk management as well as monitoring procedures.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

21.	Financial instruments (continued)

Fair value of recognized financial instruments

Promissory notes

The Company issued as part of its consideration for the acquisition of Houston Avenue Bar & Grill and Industria Pizzeria + Bar promissory notes to the vendors and the minority shareholders of 10220396 Canada Inc. These promissory notes are subject to earn out provisions, which are based on future earnings. These promissory notes are repayable in June 2019 and June 2022. These promissory notes have been recorded at fair value and are remeasured on a recurring basis.

A discounted cash flow method was used to capture the present value of the expected future economic benefits that will flow out of the Company, with respect to these promissory notes. These notes are subject to significant unobservable inputs such as discount rates and projected revenues and EBITDA. An increase or decrease by 1% in the discount rates used would have an impact of $254 on the fair value, as at November 30, 2017.

A fair value re-measurement of $188 was recorded for these promissory notes for the period ended November 30, 2017.

Obligations to repurchase non-controlling interests

The Company has entered into an agreement to purchase the shares of a minority interest shareholder of 9974644 Canada Inc. at the option of the holder at anytime after December 9,2017. The consideration is based on a multiplier of EBITDA, as prescribed by the terms of the shareholder agreement. As a result, the Company recorded a liability at fair value (note 17) re-measured at each reporting period.

A fair value re-measurement of $152 (2016-$ nil) was recorded for this non-controlling interest obligation.

The Company, in conjunction with the acquisition of Houston Avenue Bar & Grill and Industria Pizzeria + Bar, entered into an agreement to acquire the non-controlling interest in 10220396 Canada Inc., in June 2022. The consideration to be paid for this acquisition will be based on future earnings. As a result, the Company recorded a liability at fair value (note 17) and is re-measured at each reporting period.

A discounted cash flow method was used to capture the present value of the expected future economic benefits that will flow out of the Company with respect to this obligation. The non-controlling interest buyback obligation is subject to significant unobservable inputs such as discount rate and projected EBITDA. An increase or decrease by 1% in the discount rates used would have an impact of $52 on the carrying amount as at November 30, 2017.

A fair value re-measurement of $257 (2016-$ nil) was recorded for this non-controlling interest obligation.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

21.	Financial instruments (continued)

Fair value of recognized financial instruments (continued)

Fair value hierarchy as at November 30, 2017
	Level 1	Level 2	Level 3
Financial liabilities
Promissory notes related to the acquisition of
Houston Avenue Bar & Grill and Industria
Pizzeria + Bar	—	—	5,436
Non-controlling interest options	—	—	2,027
Financial Liabilities	—	—	7,463

The Company has determined that the fair value of its financial assets and financial liabilities with short-term maturities approximates their carrying value. These financial instruments include cash and, accounts receivables, accounts payable and accrued liabilities and deposits. The table below shows the fair value and the carrying value of other financial instruments as at November 30, 2017 and November 30, 2016. Since estimates are used to determine fair value, they must not be interpreted as being realizable in the event of a settlement of the instruments.

		2017		2016
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
	$	$	$	$
Financial assets
Loans receivable	5,926	5,926	8,004	8,004

Financial liabilities
Long-term debt[1]	219,739	221,889	252,677	252,677

1.	Excludes promissory notes and obligations to repurchase non-controlling interests

Determination of fair value

The following methods and assumptions were used to estimate the fair values of each class of financial instruments:

Loans receivable – The loans receivable generally bear interest at market rates and therefore it is management’s opinion that the carrying value approximates the fair value.

Long-term debt – The fair value of long-term debt is determined using the present value of future cash flows under current financing agreements based on the Company’s current estimated borrowing rate for a similar debt.

The Company, through its financial assets and liabilities, is exposed to various risks. The following analysis provides a measurement of risks as at November 30, 2017.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

21.	Financial instruments (continued

Credit risk

The Company’s credit risk is primarily attributable to its trade receivables. The amounts disclosed in the consolidated statement of financial position are net of allowances for bad debts, estimated by the Company’s management based on past experience and counterparty specific circumstances. The Company believes that the credit risk of accounts receivable is limited for the following reasons:

  Other than receivables from international locations, the Company’s broad client base is spread mostly across Canada and USA, which limits the concentration of credit risk.

  The Company accounts for a specific bad debt provision when management considers that the expected recovery is less than the actual account receivable.

The credit risk on cash is limited because the Company invests its excess liquidity in high quality financial instruments and with credit-worthy counterparties.

The credit risk on the loans receivable is similar to that of accounts receivable. There is currently an allowance for doubtful accounts recorded for loans receivable of $1,182 (2016 - $906).

Foreign exchange risk

Foreign exchange risk is the Company’s exposure to decreases or increases in financial instrument values caused by fluctuations in exchange rates. The Company’s exposure to foreign exchange risk mainly comes from sales denominated in foreign currencies. The Company’s USA and foreign operations use the U.S. dollar (USD) as functional currency. The Company’s exposure to foreign exchange risk stems mainly from cash, accounts receivable, long-term debt denominated in U.S. dollars, other working capital items and financial obligations from its USA operations.

Fluctuations in USD exchange rate are deemed to have minimal risk as they are mostly offset by the stand-alone operations of the Company’s US entities.

Total US net income for the period was C$18,855, (2016 - C$9,495). A 5% change to foreign exchange would represent a gain or loss to the Company of C$942 (2016 - C$475).

On June 22, 2016, the Company entered into forward contract for an amount of US$200,000 convertible at an exchange rate of 1.281 which matured on July 25, 2016 and a gain of $7,980 was realized as a result of favourable foreign exchange variances.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

21.	Financial instruments (continued)

Foreign exchange risk (continued)

As at November 30, 2017, the Company has the following financial instruments denominated in foreign currencies:

	November 30, 2017		November 30, 2016
	USD	CAD	USD	CAD
	$	$	$	$
Financial assets
Cash	38,389	49,476	20,310	27,277
Accounts receivable	10,842	13,974	13,526	18,166

Financial liabilities
Accounts payable and
deposits	14,917	19,225	69,383	93,184
Portion of holdback included
in income taxes payable	8,994	11,592	8,994	12,079
Revolving credit facility	—	—	53,800	72,255
Long-term debt	7,690	9,911	12,533	16,832
Net Financial Assets
(Liabilities)	17,630	22,722	(110,874)	(148,907)

All other factors being equal, a reasonable possible 5% rise in foreign currency exchange rates per Canadian dollar would result in a C$1,133 (November 30, 2016 - C$7,445) change on the consolidated statements of income and comprehensive income.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

21.	Financial instruments (continued)

Interest rate risk

Interest rate risk is the Company’s exposure to increases and decreases in financial instrument values caused by the fluctuation in interest rates. The Company is exposed to cash flow risk due to the interest rate fluctuation in its floating-rate interest-bearing financial obligations.

Furthermore, upon refinancing of a borrowing, depending on the availability of funds in the market and lender perception of the Company’s risk, the margin that is added to the reference rate, such as LIBOR or prime rates, could vary and thereby directly influence the interest rate payable by the Company.

Long-term debt stems mainly from acquisitions of long-term assets and business combinations. The Company is exposed to interest rate risk with its revolving credit facility which is used to finance the Company’s acquisitions. Both facilities bear interest at a variable rate and as such the interest burden could change materially. $210,522 (2016 - $237,255) of the credit facilities were used as at November 30, 2017. A 100 basis points increase in the bank’s prime rate would result in additional interest of $2,105 per annum (2016 - $2,373) on the outstanding credit facility.

Liquidity risk

Liquidity risk refers to the possibility of the Company not being able to meet its financial obligations when they become due. The Company has contractual and fiscal obligations as well as financial liabilities and is therefore exposed to liquidity risk. Such risk can result, for example, from a market disruption or a lack of liquidity. The Company actively maintains credit facilities to ensure it has sufficient available funds to meet current and foreseeable financial requirements at a reasonable cost.

As at November 30, 2017, the Company had an authorized revolving credit facility for which the available amount may not exceed $305,000 to ensure that sufficient funds are available to meet its financial requirements. The terms and conditions related to this revolving credit facility is described in note 17

The following are the contractual maturities of financial liabilities as at November 30, 2017

	Carrying	Contractual	0 to 6	6 to 12	12 to 24
	amount	cash flows	months	months	months	thereafter
	$	$	$	$	$	$

Accounts payable and accrued liabilities	57,555	57,555	57,555	—	—	—
Long-term debt	227,202	232,210	1,055	4,148	7,974	219,033
Interest on long-term debt (1)	n/a	25,049	3,416	3,416	6,831	11,386
	284,757	314,814	62,026	7,564	14,805	230,419

(1)	When future interest cash flows are variable, they are calculated using the interest rates prevailing at the end of the reporting period.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

22.	Capital disclosures

The Company’s objectives when managing capital are:

(a)	To safeguard the Company’s ability to obtain financing should the need arise;

(b)	To provide an adequate return to its shareholders;

(c)	To maintain financial flexibility in order to have access to capital in the event of future acquisitions.

The Company defines its capital as follows:

(a)	Shareholders’ equity;

(b)	Long-term debt including the current portion;

(c)	Deferred revenue including the current portion;

(d)	Cash

The Company’s financial strategy is designed and formulated to maintain a flexible capital structure consistent with the objectives stated above and to respond to changes in economic conditions and the risk characteristics of the underlying assets. The Company may invest in longer or shorter-term investments depending on eventual liquidity requirements.

The Company monitors capital on the basis of the debt-to-equity ratio. The debt-to-equity ratios at November 30, 2017 and November 30, 2016 were as follows:

	2017	2016
	$	$

Debt	519,019	541,784
Equity	335,326	310,866
Debt-to-equity ratio	1.55	1.74

The decrease in debt-to-equity ratio is due to the amended financing structure established for the acquisition of Kahala Brands Ltd. and the decrease of the amount of debt outstanding. Maintaining a low debt to equity ratio is a priority in order to preserve the Company’s ability to secure financing at a reasonable cost for future acquisitions. MTY expects to repay the outstanding credit facility in a relatively short period of time using the expected cash flows from the newly acquired US operations and the existing cash flows in Canada.

The Company’s credit facilities impose a maximum debt-to-EBITDA ratio of 3.5:1 until July 20, 2018. This maximum debt-to-EBITDA ratio decreases afterwards.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

23.	Revenues

The Company’s revenues include:
	2017	2016
	$	$

Royalties	118,655	75,466
Franchise and transfer fees	11,090	8,234
Rent	2,317	3,178
Sale of goods, including construction revenues	90,438	71,738
Gift card breakage income	6,528	2,004
Other franchising revenue	40,873	26,769
Other	6,182	3,886
	276,083	191,275

24.	Operating expenses

Operating expenses are broken down as follows:
	2017	2016
	$	$

Cost of goods sold and rent	61,788	53,507
Wages and benefits	67,648	45,282
Consulting and professional fees	12,310	9,343
Gift cards related costs	8,132	3,091
Royalties	7,109	768
Other (1)	25,370	13,443
	182,357	125,434

(1)	Other operating expenses are comprised mainly of travel and promotional costs, bad debt expense and other office administration expenses.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

25.	Other income

Other income is comprised of the following:
	2017	2016
	$	$

Realized gain on foreign exchange derivative	—	7,980
Realized gain on Taco Time contract termination upon acquisition of Kahala Brands Ltd.	—	3,644
Realized gain on Extreme Brands holdback settlement	—	2,210
Realized gain on Madisons holdback settlement	—	125
	—	13,959

26.	Operating lease arrangements

Operating leases as lessee relate to leases of premises in relation to the Company’s operations. Leases typically have terms ranging between 5 and 10 years at inception. The Company does not have options to purchase the premises on any of its operating leases.

The Company has entered into various long term leases and has sub leased substantially all of the premises based on the same terms and conditions as the original lease to unrelated franchisees. The minimum rentals, exclusive of occupancy and escalation charges, and additional rent paid on a percentage of sales basis, payable under the leases are as follows:

	Lease		Net
	commitments	Sub-leases	commitments
	$	$	$

2018	146,506	135,297	11,209
2019	136,572	126,201	10,371
2020	122,496	112,573	9,923
2021	109,639	100,245	9,394
2022	91,922	84,130	7,792
Thereafter	240,613	221,770	18,843
	847,748	780,216	67,532

Payments recognized as a net expense during the year ended November 30, 2017 amount to $21,608 (2016 - $14,097).

Operating leases as lessor relate to the properties leased or owned by the Company, with lease terms ranging between 5 to 10 years. Some have options to extend the duration of the agreements, for periods ranging between 1 and 15 years. None of the agreements contain clauses that would enable the lessee or sub-lessee to acquire the property.

During the year, the Company earned rental revenue of $2,317 (2016 - $3,178).

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

26.	Operating lease arrangements (continued)

The Company has recognized a liability of $1,413 (November 30, 2016 - $873) for the leases of premises in which it no longer has operations but retains the obligations contained in the lease agreement (note 15).

27.	Guarantee

The Company has provided a guarantee in form of a letter of credit for an amount of $nil (November 30, 2016 - $66).

The Company has provided a guarantee on certain leases for which it is not the lessee, for a cumulative amount of $1,398 (November 30, 2016 - $1,780).

28.	Contingent liabilities

The Company is involved in legal claims associated with its current business activities. The Company’s estimate of the outcome of these claims is disclosed in note 15. The timing of the outflows, if any, is out of the control of the Company and is as a result undetermined at the moment.

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

29.	Income taxes

Variations of income tax expense from the basic Canadian Federal and Provincial combined tax rates applicable to income from operations before income taxes are as follows:

		2017		2016
	$	%	$	%

Combined income tax rate in Canada	16,794	26.8	18,477	26.9
Add effect of:
Difference between Canadian and foreign statutory rate	(2,895)	(4.6)	(598)	(0.9)
Non-taxable portion of capital gains	(268)	(0.4)	(1,570)	(2.3)
Permanent differences	794	1.3	(1,192)	(1.7)
Utilization of capital and non-capital losses for which no tax assets had been recognized	(327)	(0.5)	(1,109)	(1.6)
Temporary differences in a subsidiary for which no deferred income tax asset was recorded	982	1.5	224	0.3
Rate variation on deferred income tax	(1,595)	(2.6)	65	0.1
Adjustment to prior year provisions	(586)	(1.0)	(149)	(0.2)
Other – net	(89)	(0.1)	(329)	(0.5)
Provision for income taxes	12,810	20.4	13,819	20.1

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

29.	Income taxes (continued)

The variation in deferred income taxes during the year were as follows:

			Recognized
		Recognized	in other
	November	in profit or	comprehen-		Foreign	November
	30, 2016	loss	sive income	Acquisition	exchange	30, 2017
	$	$	$	$	$	$
Net deferred tax assets (liabilities) in relation to:

Property, plant and equipment	625	62	—	141	(27)	801
Accounts receivable	1,500	497	—	—	(68)	1,929
Provisions	23,484	(3,797)	—	—	(873)	18,814
Long-term debt	(285)	(1,219)	1,547	(377)	(2)	(336)
Non-capital losses	280	181	—	—	—	461
Intangible assets	(152,418)	906	—	88	5,862	(145,562)
Accrued expenses	4,850	700	—	—	(198)	5,352
Deferred revenue	2,569	(455)	—	—	(90)	2,024
	(119,395)	(3,125)	1,547	(148)	4,604	(116,517)

MTY Food Group Inc.
Notes to the consolidated financial statements
For the periods ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts and stock options)

29.	Income taxes (continued)

		Recognized
	November	in profit or		Foreign	November
	30, 2015	loss	Acquisition	exchange	30, 2016
	$	$	$	$	$
Net deferred tax assets (liabilities) in relation to:

Property, plant and equipment	(411)	576	453	7	625
Accounts receivable	—	(533)	2,001	32	1,500
Provisions	449	1,264	21,414	357	23,484
Long-term debt	(95)	(190)	—	—	(285)
Non-capital losses	423	(143)	—	—	280
Intangible assets	(6,465)	(1,866)	(141,700)	(2,387)	(152,418)
Accrued expenses	—	978	3,826	46	4,850
Deferred revenue	—	25	2,502	42	2,569
	(6,099)	111	(111,504)	(1,903)	(119,395)

As at November 30, 2017 there were approximately $275 (2016 – $nil) of capital losses which may be applied against capital gains for future years and be carried forward indefinitely. The deferred income tax benefit of these capital losses has not been recognized.

As at November 30, 2017, there were approximately $677 (2016 - $1,378) in non-capital losses accumulated in one of the Company’s subsidiaries for which no deferred income tax asset was recognized.

The deductible temporary difference in relation to foreign exchange on intercompany loans for which a deferred tax asset has not been recognized amounts to $3,048 (2016 - $Nil).

30.	Segmented information

Management monitors and evaluates results of the Company based on geographical segments; these two segments being Canada and United States of America. Each geographical area is managed by their respective Chief Operating Officers (COO) whom brand leaders report to account for the results of their operations. The Company and its chief operating decision maker assess the performance of each operating segment based on its segment profit and loss which is equal to revenue less operating expenses. The other income and expenses and income taxes, are reported by segment solely for external reporting purposes.

MTY Food Group Inc.
Notes to the consolidated financial statements
Years ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts)

30.	Segmented information (continued)

Below is a summary of each geographical segment’s performance during the period.

			Total		USA &	Total
		USA &	Consolidated		International	Consolidated
	Canada	International	2017	Canada		2016
	$	$	$	$	$	$

Revenues	141,867	134,216	276,083	139,507	51,768	191,275
Operating expenses	86,615	95,742	182,357	86,654	38,780	125,434

Segment profit	55,252	38,474	93,726	52,853	12,988	65,841

Other expenses
Depreciation – property, plant and
equipment	1,645	1,079	2,724	1,399	666	2,065
Amortization – intangible assets	5,926	14,252	20,178	6,047	4,732	10,779
Interest on long-term debt	8,448	1,866	10,314	3,152	703	3,855

Other income (expense)
Unrealized foreign exchange gain (loss)	2,013	(9)	2,004	3,197	1	3,198
Interest income	101	338	439	261	26	287
Other income	—	—	—	10,315	3,644	13,959
Loss on revaluation on financial liabilities
recorded at fair value	(409)	—	(409)	—	—	—
Impairment charge on intangible assets	—	(1,000)	(1,000)	—	—	—
Gain on disposal of property, plant
and equipment and intangible assets	584	536	1,120	2,119	(19)	2,100
Income before taxes	41,522	21,142	62,664	58,147	10,539	68,686
Current income taxes	9,088	597	9,685	10,994	2,936	13,930
Deferred income taxes	1,435	1,690	3,125	1,781	(1,892)	(111)
Net income	30,999	18,855	49,854	45,372	9,495	54,867
Total assets	473,190	381,155	854,345	457,755	394,895	852,650
Total liabilities	269,612	249,407	519,019	279,472	262,312	541,784

MTY Food Group Inc.
Restated Notes to the consolidated financial statements
Years ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts)

31.	Statement of cash flows

Changes in non-cash operating activities are as follows:
	2017	2016
	$	$

Accounts receivable	1,955	(4,470)
Inventories	104	(540)
Loans receivable	2,078	(1,104)
Prepaid expenses and deposits	2,490	(3,044)
Other asset	(1,163)	—
Accounts payable and accrued liabilities	8,873	2,655
Provisions	(4,310)	7,551
	10,027	1,048

Other includes changes in non-cash proceeds from dispositions of capital assets amounting to $242 (2016-$nil).

32.	Related party transactions

Balances and transactions between the Company and its subsidiaries, which are related parties of the Company, have been eliminated on consolidation. Details of transactions between the Company and other related parties are disclosed below.

Compensation of key management personnel

The remuneration of key management personnel and directors during the periods was as follows:

	2017	2016
	$	$
Short-term benefits	1,406	1,011
Share based payment	401	—
Board member fees	49	51

Total remuneration of key management personnel	1,856	1,062

Key management personnel is composed of the Company’s CEO, COO, CFO as well as the COO of the US operations. The remuneration of directors and key executives is determined by the Board of directors having regard to the performance of individuals and market trends.

Given its widely held share base, the Company does not have an ultimate controlling party; its most important shareholder is its CEO, who controls 23% of the outstanding shares.

MTY Food Group Inc.
Restated Notes to the consolidated financial statements
Years ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts)

32.	Related party transactions (continued)

The Company also pays employment benefits to individuals related to members of the key management personnel described above. Their total remuneration was as follows:

	2017	2016
	$	$

Short-term benefits	690	598
Total remuneration of individuals related to key
management personnel	690	598

33.	Subsequent Events

Acquisition of the Counter and Built
On December 1, 2017, the Company completed its acquisition of all of the limited liability company interests in CB Franchise Systems, LLC ("The Counter"), Built Franchise Systems, LLC ("Built”) for a total consideration of $33,039 (US$ 24,600) of which $29,950 (US$ 22,300) was settled in cash and the remainder retained as a holdback on the transaction.

Definitive combination agreement Imvescor
On December 12, 2017, the Company announced that it has entered into a definitive combination agreement under which a wholly owned subsidiary would acquire all of the outstanding Imvescor Restaurant Group Inc. ("Imvescor "), common shares for $4.10 per Imvescor share, representing a total consideration of approximately $248,000. The consideration will be settled approximately 80% in shares and the remaining in cash and is subject to customary closing conditions, including the receipt of regulatory and Imvescor shareholder approvals.

US tax reform
On December 22, 2017, the United States proceeded to a tax reform through the enactment of the “Tax Cuts and Jobs Act” (hereafter the “Act”). One of the significant changes included in the Act is the reduction of the federal corporate tax rate from 35% to 21% effective January 1, 2018. For the financial year ending November 30, 2018, the applicable federal corporate tax rate will correspond to a blended rate of 22.19% based on the number of days in the taxation year before and after the effective date.

Based on temporary differences as of November 30, 2017, the Company preliminarily estimates that it will record a deferred tax benefit estimated at USD 29,1 million in its financial year ended November 30, 2018, by reducing its deferred tax liability recorded for its United States-based entities. The Company made a preliminary analysis of the new Base Erosion Anti-avoidance Tax (hereafter the “BEAT”) and changes to interest deduction limitation rules included in the Act and that will

MTY Food Group Inc.
Restated Notes to the consolidated financial statements
Years ended November 30, 2017 and 2016
(In thousands of Canadian dollars, except per share amounts)

33.	Subsequent Events (continued)

US tax reform (continued)

impact financial years November 30, 2019, and after. Based on available information as of financial statement date, the Company expects to meet the de minimis exception and not be subject to BEAT rules. Based on this preliminary analysis, the new interest deduction limitation might have an impact in future years. However, any amount disallowed based on the new interest deduction rule could be carried over indefinitely and used against future taxable profit. Therefore, the Company do not expect this measure to have any permanent impact.

The new rules provided by the Act are complex and further guidance will be provided by the United States authorities in upcoming months and they are currently reviewing whether or not they will adopt the changes resulting from the US federal tax reform. Accordingly, the information presented herein is subject to adjustments when new regulation will be available.

Dividends

On January 15, 2018, the Company approved a quarterly dividend of $0.15 per common share. Dividends were paid on February 15, 2018 and amounted to $3,206.

Agreement to acquire the assets of Timothy’s and Mmmuffins

On February 15, 2018, the Company announced it has entered into agreement to acquire the assets of Timothy’s World Coffee (“Timothy’s) and Mmmuffins, from Threecaf Brands, Canada, Inc., a subsidiary of Le Duff America, for an estimated consideration of $1,675.